Exhibit 99

                    [OSWEGO COUNTY BANCORP, INC. LETTERHEAD]

                       PRESS RELEASE DATED APRIL 20, 2000

Contact: Gregory J. Kreis, President & CEO
         Stephen Albright, Sr. Vice President and Chief Financial Officer
         (315) 343-4100

FOR IMMEDIATE RELEASE

Oswego, New York April 20, 2000

Oswego County Bancorp Inc., the holding company for Oswego County Savings Bank, announced at its annual meeting of Stockholders that it will begin paying a dividend of three cents per share to shareholders of record on April 28th. The dividend will be payable on or about May 15th. Gregory J. Kreis, President and CEO said, "I am pleased to announce this dividend which is the Company's first since it was formed last July. In July of 1999 Oswego County Savings Bank converted from a mutual savings bank to a mutual holding company and stock savings bank. We are pleased with our progress since conversion and want to share our earnings success with our shareholders."

Kreis also announced that the Company would institute a stock buyback program. It is the intent of the Company to buy back up to 5% of the outstanding shares over the next few months. Kreis stated that, "The stock price of most financial institutions including ours is currently undervalued in the market and thus it is an excellent time to buy back a portion of our shares. A buyback program creates an outlet for shareholders desiring to sell their stock which is particularly important for a small company that does not have a lot of shares that trade. We feel the buyback program is a plus for our shareholders and the Company."

Shareholders voted to reelect Paul Schneible and Gregory Kreis to three-year terms as Directors of Oswego County Bancorp, Inc. Stock Option and Restricted Stock Plans were approved by shareholders. Shareholders also voted for an amendment to reduce the number of authorized shares from 8,500,000 to 3,000,000 shares of common stock and 500,000 shares of preferred stock.

Significant events of 1999 such as the stock conversion and opening of the North Syracuse branch as well as new service introductions like the MasterMoney debit card were reviewed at the meeting. The financial performance for the Company was also reviewed. President Kreis revealed some of the plans in process for 2000.

Oswego County Bancorp, Inc. is the holding company of Oswego County Savings Bank, a state chartered, FDIC-insured savings bank. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and four branch offices in Oswego, Fulton, Pulaski and North Syracuse, New York. The Company is a subsidiary of Oswego County MHC, a state chartered mutual holding company.


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